Exhibit 99.1

Travelzoo 590 Madison Avenue 35th Floor New York, NY 10022 Investor Relations: ir@travelzoo.com
FOR IMMEDIATE RELEASE

Travelzoo Reports First Quarter 2025 Results

NEW YORK, April 29, 2025 — Travelzoo® (NASDAQ: TZOO):

•Revenue of $23.1 million, up 5% year-over-year
•Consolidated operating profit of $3.7 million
•Non-GAAP consolidated operating profit of $4.4 million
•Cash flow from operations of $3.3 million
•Earnings per share (EPS) of $0.25

Travelzoo, the club for travel enthusiasts, today announced financial results for the first quarter ended March 31, 2025. Consolidated revenue was $23.1 million, up 5% from $22.0 million year-over-year. In constant currencies, revenue was $23.3 million, up 6% year-over-year. Travelzoo's reported revenue consists of advertising revenues and commissions, derived from and generated in connection with purchases made by Travelzoo members, and membership fees.

Net income attributable to Travelzoo was $3.0 million for Q1 2025, or $0.25 per share, compared with $0.31 in the prior-year period.

Non-GAAP operating profit was $4.4 million. Non-GAAP operating profit excludes amortization of intangibles ($26,000), stock option expenses ($369,000), and severance-related expenses ($222,000). Please refer to “Non-GAAP Financial Measures” and the tabular reconciliation below.

“We will continue to leverage Travelzoo's global reach, trusted brand, and strong relationships with top travel suppliers to negotiate more Club Offers for Club Members,” said Holger Bartel, Travelzoo's Global CEO. “Travelzoo members are affluent, active, and open to new experiences. We inspire travel
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enthusiasts to travel to places they never imagined they could. Travelzoo is the must-have membership for those who love to travel as much as we do."

Travelzoo North America
North America business segment revenue increased 6% year-over-year to $15.1 million. Operating profit for Q1 2025 was $3.6 million, or 24% of revenue, compared to operating profit of $4.4 million in the prior-year period.

Travelzoo Europe
Europe business segment revenue increased 1% year-over-year to $6.7 million. Operating profit for Q1 2025 was $0.2 million, or 3% of revenue, compared to operating profit of $1.4 million in the prior-year period.

Jack’s Flight Club
Jack’s Flight Club is a membership subscription service in which Travelzoo has a 60% ownership interest. Revenue from unaffiliated customers increased 20% year-over-year to $1.3 million. The number of premium subscribers increased 13% year-over-year. Jack’s Flight Club’s revenue from subscriptions is recognized ratably over the subscription period (quarterly, semi-annually, annually). Marketing investments of $0.6 million were fully expensed in Q1 2025. Operating loss for Q1 2025 was $48,000, compared to an operating loss of $99,000 in the prior-year period.

New Initiatives
New Initiatives business segment revenue, which includes Licensing and Travelzoo META, was $17,000. Operating loss for Q1 2025 was $30,000.

In June 2020, Travelzoo entered into a royalty-bearing licensing agreement with a local licensee in Japan for the exclusive use of Travelzoo’s brand, business model, and members in Japan. In August of 2020, Travelzoo entered into a royalty-bearing licensing agreement with a local licensee in Australia for the exclusive use of Travelzoo’s brand, business models, and members in Australia, New Zealand, and Singapore. Under these arrangements, Travelzoo’s existing members in Australia, Japan, New Zealand, and Singapore will continue to be owned by Travelzoo as the licensor. Travelzoo recorded $7,000 in licensing revenue from the licensee in Japan in Q1 2025. Travelzoo recorded $10,000 in licensing revenue from the licensee in Australia in Q1 2025. Licensing revenue is expected to increase going forward.

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Reach
Travelzoo reaches 30 million travelers. This includes Jack's Flight Club. Comparisons to prior periods are no longer meaningful due to strategic developments of the Travelzoo membership.

Income Taxes
The reported income tax provision and reserves for Q1 2025 are $1.1 million. Travelzoo intends to utilize available net operating losses (NOLs) to largely offset its tax liability for Q1 2025.

Cash Position
As of March 31, 2025, cash, cash equivalents and restricted cash were $12.2 million. Cash flow from operations was $3.3 million.

Share Repurchase Program
During Q1 2025, the Company repurchased 590,839 shares of its outstanding common stock.

Looking Ahead
For Q2 2025, we expect year-over-year revenue growth to double. We expect revenue growth to accelerate as a trend in subsequent quarters, as membership fees revenue is recognized ratably over the subscription period, as we acquire new members, and as more Legacy Members become Club Members. Over time, we expect profitability to increase as recurring membership fees revenue will be recognized. In the short-term, fluctuations in reported net income are possible because we might see attractive opportunities to increase marketing. We expense marketing costs immediately.

In 2024, we introduced a membership fee for Travelzoo. Legacy Members, who joined prior to 2024, continue to receive certain travel offers. However, Club Offers and new benefits are only available to Club Members, who pay the membership fee. Therefore, we are seeing many Legacy Members become Club Members over time—in addition to new members who join.

Non-GAAP Financial Measures
Management calculates non-GAAP operating income when evaluating the financial performance of the business. Travelzoo’s calculation of non-GAAP operating income, also called “non-GAAP operating profit” in this press release and today’s earnings conference call, excludes the following items: impairment of intangible and goodwill, amortization of intangibles, stock option expenses and severance-related expenses. This press release includes a table which reconciles GAAP operating income to the calculation of non-GAAP operating income. Non-GAAP operating income is not required by, or presented in accordance with, generally accepted accounting principles in the United States of
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America ("GAAP"). This information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures reported by other companies.

Conference Call
Travelzoo will host a conference call to discuss first quarter 2025 results today at 11:00 a.m. ET. Please visit http://ir.travelzoo.com/events-presentations to
•download the management presentation (PDF format) to be discussed in the conference call
•access the webcast.

About Travelzoo
We, Travelzoo®, are the club for travel enthusiasts. We reach 30 million travelers. Club Members receive Club Offers personally reviewed by our deal experts around the globe. We have our finger on the pulse of outstanding travel, entertainment, and lifestyle experiences. We work in partnership with thousands of top travel suppliers—our long-standing relationships give us access to irresistible deals.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect”, “predict”, “project”, “anticipate”, “believe”, “estimate”, “intend”, “plan”, “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

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Travelzoo
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended
	March 31,
	2025	2024
Revenues	$23,140	$21,985
Cost of revenues	4,172	2,640
Gross profit	18,968	19,345
Operating expenses:
Sales and marketing	10,225	8,598
Product development	634	566
General and administrative	4,365	4,590
Total operating expenses	15,224	13,754
Operating income	3,744	5,591
Other income, net	418	139
Income from operations before income taxes	4,162	5,730
Income tax expense	1,125	1,505
Net income	3,037	4,225
Net income (loss) attributable to non-controlling interest	4	(11)
Net income attributable to Travelzoo	$3,033	$4,236

Net income per share—basic	$0.26	$0.31

Net income per share—diluted	$0.25	$0.31

Shares used in per share calculation—basic	11,670	13,489
Shares used in per share calculation—diluted	12,249	13,625
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Travelzoo
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	March 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$11,473	$17,064
Accounts receivable, net	12,387	12,825
Prepaid income taxes	818	736
Prepaid expenses and other	1,665	1,148
Total current assets	26,343	31,773
Deposits and other	385	374
Deferred tax assets	3,430	3,380
Restricted cash	753	675
Operating lease right-of-use assets	5,605	5,655
Property and equipment, net	400	423
Intangible assets, net	1,471	1,498
Goodwill	10,944	10,944
Total assets	$49,331	$54,722
Liabilities and Equity
Current liabilities:
Accounts payable	$6,054	$6,162
Merchant payables	14,833	16,294
Accrued expenses and other	4,464	3,404
Deferred revenue	7,838	6,545
Income tax payable	684	1,619
Operating lease liabilities	2,690	2,472
Total current liabilities	36,563	36,496
Long-term tax liabilities and reserve	8,508	7,851
Long-term operating lease liabilities	5,251	5,646
Other long-term liabilities	376	376
Total liabilities	50,698	50,369
Common stock	112	118
Tax indemnification	(9,537)	(9,537)
Additional paid-in capital	—	—
Retained earnings	8,731	14,284
Accumulated other comprehensive loss	(5,492)	(5,327)
Total Travelzoo stockholders’ equity (deficit)	(6,186)	(462)
Non-controlling interest	4,819	4,815
Total stockholder's equity (deficit)	(1,367)	4,353
Total liabilities and equity	$49,331	$54,722
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Travelzoo
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three months ended
	March 31,
	2025	2024
Cash flows from operating activities:
Net income	$3,037	$4,225
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	76	383
Stock-based compensation	369	95
Deferred income tax	—	(15)
Net foreign currency effects	(205)	3
Provision of loss (net recoveries) on accounts receivable and refund reserve	206	(33)
Changes in operating assets and liabilities:
Accounts receivable	434	(235)
Prepaid income taxes	(82)	63
Prepaid expenses, deposits and other	(525)	582
Accounts payable	(46)	1,008
Merchant payables	(1,651)	(2,678)
Accrued expenses and other	867	(239)
Deferred revenue	1,241	1,211
Income tax payable	(974)	54
Other liabilities	534	197
Net cash provided by operating activities	3,281	4,621
Cash flows from investing activities:
Purchases of property and equipment	(21)	(35)
Net cash used in investing activities	(21)	(35)
Cash flows from financing activities:
Repurchase of common stock	(8,918)	(3,872)
Net cash used in financing activities	(8,918)	(3,872)
Effect of exchange rate on cash, cash equivalents and restricted cash	144	(238)
Net increase in cash, cash equivalents and restricted cash	(5,514)	476
Cash, cash equivalents and restricted cash at beginning of period	17,740	16,389
Cash, cash equivalents and restricted cash at end of period	$12,226	$16,865
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Travelzoo
Segment Information from Continuing Operations
(Unaudited)
(In thousands)

Three months ended March 31, 2025	Travelzoo North America	Travelzoo Europe	Jack's Flight Club	New Initiatives	Consolidated
Revenues from unaffiliated customers	$14,830	$6,970	$1,323	$17	$23,140
Intersegment revenues	298	(258)	(40)	—	—
Total net revenues	15,128	6,712	1,283	17	23,140
Sales and marketing expenses	5,700	3,902	623	—	10,225
Other expenses	5,833	2,582	708	47	9,170
Operating profit (loss)	3,594	228	(48)	(30)	3,744
Other income, net					418
Income from operations before income taxes					4,162

Three months ended March 31, 2024	Travelzoo North America	Travelzoo Europe	Jack's Flight Club	New Initiatives	Consolidated
Revenues from unaffiliated customers	$14,273	$6,580	$1,100	$32	$21,985
Intersegment revenues	(45)	82	(37)	—	—
Total net revenues	14,228	6,662	1,063	32	21,985
Sales and marketing expenses	5,107	3,061	405		8,573
Other expenses	4,683	2,219	757	162	7,821
Operating profit (loss)	4,438	1,382	(99)	(130)	5,591
Other income, net					139
Income from operations before income taxes					5,730

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Travelzoo
Reconciliation of GAAP to Non-GAAP Information
(Unaudited)
(In thousands, except per share amounts)

	Three months ended
	March 31,
	2025	2024
GAAP operating expense	$15,224	$13,754
Non-GAAP adjustments:
Amortization of intangibles (A)	26	317
Stock option expenses (B)	369	95
Severance-related expenses (C)	222	—
Non-GAAP operating expense	14,607	13,342

GAAP operating income	3,744	5,591
Non-GAAP adjustments (A through C)	617	412
Non-GAAP operating income	4,361	6,003

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